EXHIBIT 6.22

April 5, 2023

Med-X, Inc.

8236 Remmet Ave.

Canoga Park, CA 91304

Attn: Matthew Mills, CEO

Re:	Public Offering

Dear Mr. Matthew Mills,

The purpose of this engagement letter is to outline our agreement in principle pursuant to which R. F. Laffe1ty & Co., Inc. (“Lafferty”) will act as the lead managing tlllderwriter and sole book running manager in connection with the proposed public offering (the “Offering”) of Common Stock (the “Securities”) ofMed-X, Inc. (collectively, with its subsidiaries the “Company”), on a “firm commitment” basis.

This engagement letter states certain conditions and assumptions upon which the Offering is premised. However, except as expressly provided for herein, this engagement letter is not intended to be a binding legal document, with the exception of those specific sections of this engagement letter that are agreed to be binding. All references in this engagement letter to dollars or $ shall mean United States dollars.

The terms of our agreement in principle are as follows:

1. The Company hereby engages Lafferty, for the period beginning on the date hereof and ending on December 31, 2023 (the “Engagement Period”), to act as the Company’s exclusive financial advisor, lead managing underwriter, deal manager, sole book running manager, placement agent and investment banker in connection with the proposed Offering. During the Engagement Period or until the consummation of the Offering (whichever occurs sooner), and as long as Lafferty is proceeding in good faith with preparations for the Offering, the Company agrees not to solicit, negotiate with or enter into any agreement with any other underwriter, potential underwriter, placement agent, financial advisor or any other person or entity in connection with an offering of the Company’s securities or any other financing by the Company (specifically excluding strategic investors (only to the extent that these specific strategic opportunities arise out of normal course business activities of the Company, and are not introduced by any investment banker or placement agent), commercial debt, equipment financing, seller financing in connection with any acquisition by the Company, and/or any financing with existing investors) without the express written consent of Lafferty. The Company shall still be entitled to directly make sales to its existing shareholders during the Engagement Period without any commissions being paid to Lafferty.

2. It is intended that the Offering shall consist of the sale of up to but may exceed $15 million worth of Securities. Lafferty will act as sole book runner and lead managing underwriter of the Offering of an underwriting syndicate, subject to, among other things, completion of Lafferty’s due diligence examination of the Company and its affiliates and the execution of a definitive underwriting agreement between the Company and Lafferty in connection with the Offering (the “Underwriting Agreement”) and other customary documentation.

March 31, 2023

Med-X, Inc.

3. The actual size of the Offering, the precise number of Securities to be offered by the Company, and the offering price per Security shall be the subject of continuing negotiations between the Company and Lafferty and will depend upon the capitalization of the Company (at the time of the Offering) being acceptable to Laffe1ty, general market and economic conditions, a review and finalization of audited financial statements and formal financial projections of the Company, as well as other factors which Lafferty deems relevant in its discretion. Lafferty may: (i) with the Company’s approval (not to be unreasonably withheld, conditioned or delayed) create an underwriting syndicate for the Qffering comprised of broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”), (ii) rely on soliciting dealers who are FINRA members to participate in placing a portion of the Offering and/or (iii) offer Securities to such dealers at less than the public Offering price.

4. The Underwriting Agreement will provide that the Company will grant to Lafferty an option, exercisable within 45 days after the closing of the Offering (the “Closing”), to acquire up to an additional 15.0% of the total number of Securities to be offered by the Company, solely for the purpose of covering over-allotments (the “Over-allotment Securities”).

5. An underwriting discount or spread of eight percent (8.0%) of the public offering price shall be provided to Lafferty. Lafferty will also be entitled to a non-accountable expense allowance equal to one percent (1%) of the public offering price. Upon execution of this agreement, the Cqmpany shall deliver to Lafferty, an amount of $25,000 (by check or wire transfer of immediately available funds) as an advance to be applied towards reasonable out-of-pocket expenses, including legal fees (the “Advance”). However, in the event the Offering is terminated pursuant to Section 15, Lafferty shall return any p01tion of the Advance not. used to pay its accountable out-of-pocket expenses actually incurred. Lafferty may deduct from the net proceeds of the Offering payable to the Company on the Closing, the expenses set forth herein to be paid by the Company to Lafferty.

6. The Company shall, as soon as practicable following the date hereof, prepare and file with the Securities and Exchange Commission (the “Commission”) and the appropriate state securities authorities, a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and a prospectus included therein (the “Prospectus”) covering the Securities to be sold in the Offering, the Over-allotment Securities and the shares of Common Stock underlying the Unde1writer’s Warrants (as defined below). The Registration Statement (including the Prospectus therein), and all amendments and supplements thereto, will be in form satisfacto1y to Lafferty and counsel to Lafferty and will contain such interim and other financial statements and schedules as may be required by the Act and rules and regulations of the Commission thereunder. Lafferty and its counsel shall be given the oppo1tunity to make such review and investigation in connection with the Registration Statement and the Company as they deem desirable. Laffe1ty and the Company shall mutually agree on the use of proceeds of the Offering, which shall be described in detail within the Prospectus.

7. The Registration Statement filing will include as an exhibit a proposed form of Unde1writing Agreement. The final Underwriting Agreement will be in form satisfactory to the Company and Laffe1ty and will include indemnification provisions and other terms and conditions customarily found in underwriting agreements for public offerings. Without limiting the generality of the foregoing, the Underwriting Agreement shall contain customary representations and warranties of the Company and shall fu1ther provide that: (i) the Company, the Company’s directors and officers and .any other holder(s) of four percent (4.0%) or more of the outstanding shares of Common Stock of the Company as of the effective date of the Registration Statement (and all holders of securities exercisable for or convertible into shares of Common Stock) shall enter into customary “lock-up” agreements in favor of Lafferty pursuant to which such persons and entities shall agree, for a period of six (6) months after the Offering is completed, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without Lafferty’s prior written consent, including the issuance of shares of Common Stock upon the exercise of currently outstanding options approved by Lafferty and (ii) upon the Closing, for a period of twenty four (24) months from the Closing, the Company, or any successor to or any subsidiary of the Company, will grant Lafferty the right of first refusal under the terms set in Section 14 of this engagement letter.

March 31, 2023

Med-X, Inc.

8. Concurrently with or as soon as practicable after the filing of the Registration Statement with the Commission, the Company shall make all necessary state “blue sky” securities law filings with respect to the Securities to be sold in the Offering (including the Over-allotment Securities). The Company and Lafferty will cooperate in obtaining the necessary approvals and qualifications in such states as Lafferty deems necessary and/or desirable.

9. The Company shall be responsible for and pay all expenses relating to the Offering, including, without limitation, all filing fees and communication expenses relating to the registration of the Securities to be sold in the Offering (including the Over-allotment Securities) with the Commission and the filing of the offering materials with FINRA; all fees and expenses relating to the listing of such Securities on such stock exchange as the Company and Lafferty together determine; all fees, expenses and disbursements relating to background checks of the Company’s officers and directors; all fees, expenses and disbursements relating to the registration or qualification of such Securities under the “blue sky” securities laws of such states and other jurisdictions as Lafferty may reasonably designate (including, without limitation, all filing and registration fees, and the fees and disbursements of Laffe1ty’s counsel at Closing)); all fees and expenses associated with the “road show”; the costs of all mailing and printing of the underwriting documents (including the Underwriting Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Underwriters, Selected Dealers’ Agreement, Underwriters’ Questionnaire and Power of Attorney), Registration Statements. Prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final Prospectuses as Lafferty may reasonably deem necessary; the costs and expenses of the public relations firm referred to in Section 13(i) hereof; the costs of preparing, printing and delivering certificates representing such Securities; fees and expenses of the transfer agent for such Securities; stock transfer taxes, if any, payable upon the transfer of securities from the Company to Lafferty; the fees and expenses of the Company’s accountants and the fees and expenses of Lafferty and the Company’s legal counsel and other agents and representatives. For the sake of clarity, it is understood and agreed that the Company shall be responsible for Lafferty’s legal fees and expenses detailed in this Section 9 irrespective of whether the Offering is consummated or not and (ii) the maximum amount of legal fees, costs and expenses incurred by Lafferty that the Company shall be responsible for shall not exceed $150,000 in the event of a Closing of the Offering, and shall not exceed $25,000 in the event that there is not a Closing of the Offering.

10. While the Commission is reviewing the Registration Statement, Lafferty may plan and arrange one or more “road show” marketing trips for the Company’s management to meet with prospective investors. Such trips will include visits to a number of prospective institutional and retail investors. The Company shall pay for all expenses, including, without limitation, travel and lodging expenses, associated with such trips. During the 45-day period prior to the filing of the Registration Statement with the Commission, and at all times thereafter prior and following to the effectiveness of the Registration Statement, the Company and its officers, directors and related parties will abide by all rules and regulations of the Commission relating to public offerings, including, without limitation, those relating to public statements (i.e., “gun jumping”) and disclosures of material non-public information.

March 31, 2023

Med-X, Inc.

11. At such time as the Company and Lafferty are mutually satisfied that it is appropriate to commence the Offering, the final terms of the Underwriting Agreement will be negotiated and the Company and Lafferty will request the Commission to make the Registration Statement effective.

12. The Underwriting Agreement shall provide that, at the Closing, the Company shall grant to Lafferty (or its designated affiliates) share purchase warrants (the “Underwriter’s  Warrants”)covering a number ofsharesof Common Stock equal to five percent (5%) ofthe total number of Securities being sold in the Offering. The Underwriter’s Warrants will be non-exercisable for six (6) months after the date of the Closing and will expire five (5) years after such date. The Underwriter’s Warrants will be exercisable at a price equal to 125.0% of the public offering price in connection with the Offering. The Unde1writer’s Warrants shall not be redeemable. The Company will register the shares of Common Stock underlying the Underwriter’s Warrants under the Act and will file all necessary unde1takings in connection therewith. The Unde1writer’s Warrants may not be transferred, assigned or hypothecated for a period of six (6) months following the Closing, except that they may be assigned, in whole or in part, to any successor, officer, manager or member of Laffe1ty (or to officers, managers or members of any such successor or member), and to members of the underwriting syndicate or selling group. The Underwriter’s Warrants may be exercised as to all or a lesser number of shares of Common Stock, will provide for cashless exercise and will contain provisions for one demand registration of the sale of the underlying shares of Common Stock at the Company’s expense, an additional demand registration at the warrant holders’ expense, and unlimited “piggyback” registration rights for a period of five (5) years after the Closing at the Company’s expense. The Underwriter’s Warrants shall further provide for antidilution protection (adjustment in the number and price of such warrants and the shares underlying such wa1rnnts) resulting from corporate events (which would include dividends, reorganizations, mergers, etc.) and future issuance of common stock or common stock equivalents at prices (or with exercise and/or conversion prices) below the Offering price as permitted under FINRA Rule 5110(f)(2)(G). Notwithstanding the foregoing, in the event any proceeds received by the Company in the Offering from investors identified and introduced by the Company, then the Underwriter Warrants shall be reduced to three percent (3.0%) for those investors.

13. The Offering shall be conditioned upon, among other things, the following:

a. Satisfactory completion by Laffe1iy of its due diligence investigation and analysis of: (i) the Company’s arrangements with its officers, directors, employees, affiliates, customers and suppliers, (ii) the audited historical financial statements of the Company as required by the SEC (including any relevant stub periods), and (iii) the Company’s projected financial results for the fiscal years December 31, 2023 tlu·ough 2025;

b. The execution by the Company and Lafferty of a definitive Underwriting Agreement containing all applicable terms and conditions provided for in this engagement letter,

c. The Company meeting the criteria necessary for up list I inclusion of the Common Stock on the NASDAQ Market System, NYSE or the NYSE Mkt and seeking and using its best efforts to maintain such listing for a period of at least three years after the Closing;

d. Neither the Company nor any of its affiliates has, either prior to the initial filing or the effective date of the Registration Statement, made any offer or sale of any securities which are required to be “integrated” pursuant to the Act or the regulations thereunder with the offer and sale of the Securities pursuant to the Registration Statement;

March 31, 2023

Med-X, Inc.

e. The Company’s registration of the Common Stock under the provisions of Section 12(b) or (g), as applicable, of the Securities Exchange Act of 1934 on or prior to the effective date of the Offering;

f. The Company retaining a nationally recognized, PCAOB registered firm of independent certified public accountants acceptable to Lafferty and the Company, which will have responsibility for the preparation of the financial statements and the financial exhibits, if any, to be included in the Registration Statement or any subsequent resale registration statement, it being agreed that the Company will continue to engage a nationally recognized, PCAOB registered accounting firm of comparable quality (as may be determined by the Company’s audit committee) for a period of at least three years after the Closing;

g. The Company retaining a financial printer acceptable to Lafferty to handle the printing and related aspects of the Offering;

h. The Company retaining a transfer agent for the Company’s Common Stock reasonably acceptable to Laffe11y and continuing to retain a mutually acceptable transfer agent for a period of three (3) years after the Closing;

i. The Company engaging a financial public relations firm reasonably acceptable to Lafferty, which firm shall be experienced in assisting issuers in public offerings of securities and in their relations with their security holders, and continuing to retain a mutually acceptable firm for a period of two years after the Closing;

j. The Company registering with the Corporation Records Service (including annual report information) published by Standard & Poor’s Corporation and covenanting to maintain such registration for a period of three (3) years from the Closing; and

k. The Company shall have procured and shall covenant to maintain “key man” life insurance (in amounts agreed to by Lafferty and with the Company as the sole beneficia1y thereof) with an insurer rated at least AA or better in the most recent edition of “Best’s Life Reports” on the lives ofto be determined executive officer or officers of the Company.

14. Upon the Closing of an Offering, for a period of twelve (12) months from such Closing the Company grants Lafferty the right of first refusal to act as sole managing underwriter and dealer manager, book runner or sole placement agent for any and all future public or private equity, equity- linked or debt (excluding commercial bank debt) offerings during such twelve (12) month period of the Company.

15. Except as provided in Section 1 hereof, this Section 15 and Sections 14, 16, 17, 18, 19, 20, 21 and 22 (and Exhibit A attached hereto) hereof (which Sections are intended be legally binding and enforceable on and against the Company and Lafferty, and are intended to survive termination), this engagement letter is not intended to be a binding legal document, as the agreement between the parties hereto on these matters will be embodied in the Underwriting Agreement. The engagement letter may not be terminated by the Company prior to the completion of the Engagement Period, other than for “Cause.” “Cause,” for the purpose of this engagement letter, shall mean, as determined by a court of competent jurisdiction, willful misconduct, gross negligence or a material breach of this engagement letter by Laffe11y. In the event that the Company believes that Lafferty has engaged conduct constituting Cause, it must first notify Laffe11y in writing of the facts and circumstances supporting such an asse1tion(s), and allow Lafferty twenty (20) days to cure such alleged conduct:

March 31, 2023

Med-X, Inc.

a. upon termination or expiration of this engagement letter, the Company agrees to reimburse Lafferty for, or otherwise pay and bear, the expenses and fees to be paid and borne by the Company as provided for in Sections 9 and 10 above and to reimburse Laffetty for the full amount of its accountable expenses incurred to such date (which shall include, but shall not be limited to, all fees and disbursements of Lafferty’s counsel, travel, lodging and other “road show” mailing, printing and reproduction expenses, and any expenses incurred by Lafferty in conducting its due diligence), less any Advance and amounts previously paid to Laffe1ty in reimbursement for such expenses; and;

b. upon termination or expiration of this engagement letter, unless the Company terminates this Agreement for “Cause,” if the Company subsequently completes any public or private financing at any time during the twelve (12) months after such termination with any investors contacted by Lafferty in connection with the Offering, then Lafferty shall be entitled to receive the compensation as set forth in Section 5 of this engagement letter.

16. The Company represents and warrants to Laffe1ty that the entry into this engagement letter or the any other action of the Company in connection with the proposed Offering will not violate any agreement between the Company and any other underwriter.

17. The Company agrees that it will not issue press releases or engage in any other publicity, without Laffe1ty’s prior written consent, commencing on the date hereof and continuing for a period of forty-five (45) days from Closing of the Offering, other than normal and customary releases issued in the ordinary course of the Company’s business. The Company covenants to adhere to all “gun jumping” and “quiet period” rules and regulations of the Commission prior to, during and following the filing of the Registration Statement and the consummation of the Offering.

18. During the Engagement Period or until the Closing, the Company agrees to cooperate with Laffe1ty and to furnish, or cause to be furnished, to Lafferty, any and all information and data concerning the Company, its subsidiaries and the Offering that Lafferty deems appropriate, including, without limitation, the Company’s acquisition plans and plans for raising capital or additional financing (the “Information”). The Company shall provide Lafferty reasonable access during normal business hours from and after the date of execution of this engagement letter until the date of the Closing to all of the Company’s and its subsidiaries assets, properties, books, contracts, commitments and records and to the Company’s and its subsidiaries officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. The Company represents and warrants to Lafferty that all Information: (i) made available by the Company to Laffe1ty or its agents, representatives and any potential syndicate or selling group member, (ii) contained in any preliminary or final Prospectus prepared by the Company in connection with the Offering, and (3) contained in any filing by the Company with any court or governmental regulatory agency, commission or instrumentality, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company fu1ther represents and warrants to Lafferty that all such Information will have been prepared by the Company in good faith and will be based upon assumptions which, in light of the circumstances under which they were made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder, Lafferty will be using and relying on such information (and information available from public sources and other sources deemed reliable by Laffe1ty) without independent verification thereof by Lafferty or independent appraisal by Lafferty of any of the Company’s assets. The Company acknowledges and agrees that this engagement letter and the terms hereof are confidential and will not be disclosed to anyone other than the officers and directors of the Company and the Company’s accountants and legal counsel. Except as contemplated by the terms hereof or as required by applicable law, the Company and Lafferty shall keep strictly confidential all non-public Information concerning the Company provided to Lafferty. No obligation of confidentiality shall apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Lafferty, (b) was known or became known by Lafferty prior to the Company’s disclosure thereof to Lafferty, (c) becomes known to Lafferty from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (d) is disclosed by the Company to a third party without restrictions on its disclosure or (e) is independently developed by Lafferty.

March 31, 2023

Med-X, Inc.

19. This engagement letter shall be deemed to have been made and delivered in New York City and both this engagement letter and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to the conflict of laws principles thereof.

20. The Company agrees that any and all decisions, acts, actions, or omissions with respect to the Offering shall be the sole responsibility of the Company, and that the performance by Lafferty of services hereunder will in no way expose Lafferty to any liability for any such decisions, acts, actions or omissions of the Company.

21. Lafferty reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination and/or suggestion shall be made by FINRA to the effect that the underwriters’ aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment; provided, however, the aggregate compensation otherwise to be paid to . the underwriters by the Company may not be increased above the amounts stilted herein without the approval of the Company.

22. Laffe1ty and the Company: (i) agree that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waive any objection which they may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consent to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Lafferty and the Company further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon the Company mailed by certified mail to the Company’s address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon Laffe1ty mailed by certified mail to Lafferty’s address shall be deemed in every respect effective service process upon Lafferty, in any such suit, action or proceeding. Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither Lafferty nor its affiliates, and the respective officers, directors, employees, agents and representatives of Lafferty, its affiliates and each other person, if any, controlling Lafferty or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. Laffc1ty will act under this engagement letter as an independent contractor with duties to the Company. Because Lafferty will be acting on the Company’s behalf in this capacity, it is Lafferty’s practice to receive indemnification. A copy of Lafferty’s standard indemnification form is attached to this engagement letter as Exhibit A.

23. Company represents that it will use its commercially reasonable best effo1ts to use Lafferty’s Corporate Services Depa1tment with respect to the Company’s stock option incentive program.

March 31, 2023

Med-X, Inc.

We are delighted at the prospect of continuing our working relationship with you. If you are in agreement with the foregoing, please execute and return a copy of this engagement letter to the undersigned together with payment for the Advance in the amount of $25,000. This engagement letter may be executed in counterparts and by facsimile transmission.

Yours truly,

R. F. Lafferty & Co., Inc.

(Exhibit A: Indemnification Letter Begins on Next Page)

March 31, 2023

Med-X, Inc.

EXHIBIT A

INDEMNIFICATIONPROVISIONS

In connection with the engagement letter to which this Exhibit A is attached (the “Engagement Letter”), the Company (the”lndemnitor”) agree to indemnify and hold harmless Lafferty and its affiliates, and the respective officers, directors, employees, agents and representatives of Lafferty, jts affiliates and each other person, if any, controlling Lafferty or any of its affiliates (Lafferty and each such other person being an “Indemnified Person”) from and against any losses, claims, damages or liabilities related to, arising out of or in connection with the engagement (the “Engagement”) under the Engagement Letter, and will reimburse each Indemnified Person for all expenses (including fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement, whether or not pending or threatened and whether or not any Indemnified Person is a party. The Indemnitor will not, however, be responsible for any losses, claims, damages or liabilities (or expenses relating thereto) that are judicially determined in a judgment not subject to appeal to have resulted from the bad faith or gross negligence of any Indemnified Person.

The Indemnitor will not, without Laffe1ty’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities arising out of such action, claim, suit or proceeding. No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without the prior written consent of the Indemnitor, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph.

If the indemnification provided for in the first paragraph of this Exhibit A is judicially determined to be unavailable (other than in accordance with the second sentence of the first paragraph hereof) to an Indemnified Person in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, the Indemnitor shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expense relating thereto): (i) in such propo1tion as is appropriate to reflect the relative benefits to the applicable Indemnified Person, on the one hand, and the Indemnitor, on the other hand, of the Engagement or (ii) if the allocation provided by clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the applicable Indemnified Person and the Indemnitor, as well as any other relevant equitable considerations; provided, however, that in no event shall any Indemnified Person’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by Lafferty under the Engagement Letter. Assuming that the Indemnitor has fully satisfied the amount of their obligations provided for herein to the Indemnified Persons, and the Indemnified Persons shall have no further liabilities in connection therewith, then the Indemnitor may take control of any pending action or litigation in order to reduce the expenses in connection therewith. For the purposes of this Exhibit A, the relative benefits to the Indemnitor and the applicable Indemnified Person of the Engagement shall be deemed to be in the same proportion as: (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Indemnitor and their affiliates (including the Company’s stockholders), as the case may be, in the transaction or transactions that are the subject of the Engagement, whether or not any such transaction is consummated, bears to (b) the fees paid to Lafferty in connection with the Engagement.

March 31, 2023

Med-X, Inc.

Procedure. Upon obtaining knowledge of any claim which may give rise to indemnification not involving a Third Party Claim, the Indemnified Person shall, as promptly as practicable following the date the Indemnified Person has obtained such knowledge, give written notice (which may be delivered by facsimile transmission, with confirmation of receipt by the receiving patty) of such claim for which indemnification is sought (each, a “Claim”) to the Indemnitor, but no failure to give such notice shall relieve the Indemnitor of any liability hereunder (except to the extent that the lndemnitor has suffered actual, irreversible and material economic prejudice thereby). The Indemnified Person, at its cost, shall furnish to the Indemnitor in good faith and in reasonable detail such information as the Indemnified Person may have with respect to such Claim.

Promptly after receipt by an Indemnified Person of notice of the commencement of any action, suit or proceeding involving a Claim by a third party (each, a “Third Party Claim”) against it, uch Indemnified Person will give written notice to the Indemnitor of the commencement of such Third Party Claim, and shall give the Indemnitor such information with respect thereto as the Indemnitor may reasonably request, but no failure to give such notice shall relieve the Indemnitor of any liability hereunder (except to the extent the Indemnitor have suffered actual, irreversible and material economic prejudice thereby). The lndemnitor shall have the right, but not the obligation, to assume the defense and control the settlement of such Third Party Claim, at their cost and expense (and not as a reduction in the amount of indemnification available hereunder), using counsel selected by the Indemnitor and reasonably acceptable to the Indemnified Person. If the Indemnitor satisfies the requirements of this Exhibit A and desire to exercise our right to assume the defense and control the settlement of such Third Party Claim, the Indemnitor shall give written notice (the “Notice”) to the Indemnified Person within fourteen (14) calendar days of receipt of notice from the Indemnified Person of the commencement of or assertion of any Third Party Claim stating that the Indemnitor. shall be responsible for such Third Party Claim. Notwithstanding the foregoing, the Indemnified Person shall have the right: (i) to assume the defense and control the settlement of a Third Party Claim and (ii) to employ separate counsel at our reasonable expense (provided that the Indemnitor shall not be required to reimburse the expenses and costs of more than one law firm) and control its own defense of a Third Party Claim if (x) the named parties to any such action (including any impleaded patties) include both the Indemnified Person and us, and the Indemnified Person shall have been advised by counsel that there are one or more legal or equitable defenses available to the Indemnified Person that are different from those available to the Indemnitor, (y) such Third Party Claim involves equitable or other non-moneta1y damages or in the reasonable judgment of the Indemnified Person, such settlement would have a continuing material adverse effect on the Indemnified Person’s business (including any material impairment of its relationships with customers and suppliers) or (z) or in the reasonable judgment of the Indemnified Person, the Indcmnitor may not be able to satisfy fully such Third Party Claim. In addition, if the lndemnitor fails to give the Indemnified Person the Notice in accordance with the terms hereof, the Indemnified Person shall have the right to assume control of the defense of and settle the Third Party Claim and all costs incurred in connection therewith shall constitute damages of the Indemnified Person. For the avoidance of doubt, the Indemnitor acknowledges that they will advance any retainer fees required by legal counsel to an Indemnified Person simultaneously with the engagement by such Indemnified Person of such counsel, it being understood and agreed that the amount of such retainer shall not exceed $20,000 and that such retainer shall be credited to fees incurred with the balance (if any) refundable to the Indemnitor.

If at any time after the Indemnitor assumes the defense of a Third Patty Claim, any of the conditions set forth in the paragraph above are no longer satisfied, the Indemnified Person shall have the same rights as set forth above as if the Indemnitor never assumed the defense of such claim.

Notwithstanding the foregoing, the Indemnitor or the Indemnified Person, as the case may be, shall have the right to participate, at the Indemnitor’s or the Indemnified Person’s own expense, in the defense of any Third Patty Claim that the other patty is defending.

March 31, 2023

Med-X, Inc.

If the Indemnitor assumes the defense of any Third Party Claim in accordance with the terms hereof, the Indemnitor shall have the right, upon 30 calendar days’ prior written notice to the Indemnified Person, to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim; provided, however, that with respect to such consent to the entry of judgment or settlement, the Indemnified Person will not have any liability and will be fully indemnified with respect to all Third Party Claims. Notwithstanding the foregoing, the Indemnitor shall not have the right to consent to the entry of judgment with respect to, or otherwise settle.a Third Party Claim if: (i) the consent to judgment or settlement of such Third Party Claim involves equitable or other non-monetary damages against the Indemnified Person, or

(ii) in the reasonable judgment of the Indemnified Person, such settlement would have a continuing effect on the Indemnified Person’s business (including any material impairment of its relationships with customers and suppliers), without the prior written consent of the Indemnified Person. In addition, the Indemnified Person shall have the sole and exclusive right to settle any Third Party Claim on such terms and conditions as it deems reasonably appropriate, (x) if the Indemnitor fails to assume the defense in accordance with the terms hereof, or (y) to the extent such Third Party Claim involves only equitable or other non-monetary relief, and shall have the right to settle any Third Party Claim involving monetary damages with our consent, which consent shall not be unreasonably withheld.

The provisions of this Exhibit A shall apply to the Engagement and any modification thereof and shall remain in full force and effect regardless of any termination or the completion of Lafferty’s services under the Engagement Letter.